Exhibit 99.1

BOB REGNIER JOINS THE BOARD OF DIRECTORS OF EACH OF HAWTHORN BANK AND HAWTHORN BANCSHARES, INC. UNDERSCORING THEIR COMMITMENT TO COMMUNITY BANKING

Jefferson City, MO – September 3, 2024 – Bob Regnier will join the Board of Directors of each of Hawthorn Bank, and its parent company Hawthorn Bancshares, Inc., (Nasdaq: HWBK), as an advisory member.
In addition to his contributions on the boards, Regnier will have an active role in providing strategic advice and extending Hawthorn Bank’s reach, influence, and relationship-driven community banking model within the Kansas City metro. His experience and expertise will be instrumental in advocating for the bank, expanding partnerships and networks, and providing guidance to the leadership team.
“We’re thrilled to welcome Bob to our team,” said Brent Giles, CEO at Hawthorn Bank. “He’s an extraordinary community banker and human being. Kansas City has benefited in countless ways from his leadership and community engagement. We look forward to having his experience and vision as Hawthorn Bank continues to grow in the Kansas City metro.”
The two are joining forces after a long association Giles and Regnier have maintained, built on mutual respect as industry peers. The growth and success of BankLiberty in the Kansas City Northland during Giles’ nearly two decades of leadership closely mirrored the growth and success of Bank of Blue Valley in Johnson County under Regnier’s decades of leadership. Both reached agreements to sell the respective banks in 2019.
“Brent and I have similar philosophies and a shared commitment to ensuring community banking thrives,” said Regnier. “I’m happy to be joining the Hawthorn Bank team. The bank is on an exciting trajectory, and I’m glad to be a part of it.”
The addition of Regnier underscores Hawthorn Bank’s commitment to providing innovative banking solutions to the Kansas City region just as they have been doing in central Missouri for over 150 years.
Last month, Hawthorn Bank announced the opening of the newest banking center in Clay County serving the Kansas City Northland.

About Hawthorn Bancshares, Inc. and Hawthorn Bank
Hawthorn Bancshares, Inc. (NASDAQ: HWBK), a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, a financial services company with several locations in Missouri communities, and nearly $2 billion in assets. The bank has been providing personal and business banking solutions for over 150 years. For more information about Hawthorn Bank, please visit www.hawthornbank.com.

Exhibit 99.1
Contact:
Hawthorn Bancshares, Inc.
Kristin Cable, Corporate Communications Manager
kcable@hawthornbank.com | 816-813-0214
Source: Hawthorn Bancshares, Inc.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Actual results may differ materially from those contemplated by the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.